EXHIBIT 5.1

 ANTHONY L.G., PLLC

laura aNTHONy, esq

JOHN CACOMANOLIS, ESQ*

CHAD FRIEND, ESQ, LLM

SVETLANA ROVENSKAYA, ESQ**

OF COUNSEL:

Jack A. Fattal, esq.***

Jessica Haggard, esq. ****

MICHAEL R. GEROE, ESQ, CIPP/US*****

CRAIG D. LINDER, ESQ******

PETER P. LINDLEY, ESQ, CPA, MBA

john lowy, esq.*******

STUART REED, ESQ

Harris Tulchin, Esq. ********

www.ANTHONYPLLC.com WWW.SECURITIESLAWBLOG.COM WWW.LAWCAST.COM DIRECT E-MAIL: LANTHONY@ANTHONYPLLC.COM

*licensed in FL and NY

**licensed in NY and NJ

*** licensed in NY

****licensed in Missouri

*****licensed in CA, DC, MO and NY

******licensed in CA, FL and NY

*******licensed in NY and NJ

********licensed in CA and HI (inactive in HI)

April 1, 2022

Nemaura Medical Inc.

57 West 57th Street

Manhattan, New York 10019

Ladies and Gentlemen:

We have acted as counsel to Nemaura Medical Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of shares of the Company’s common stock, $0.001 par value per share, having an aggregate offering price of up to $3,000,000 (the “Shares”), pursuant to the At The Market Offering Agreement, dated July 23, 2021, between the Company and H.C. Wainwright & Co., LLC, as manager, as amended on April 1, 2022 (the “ATM Agreement”). The offer and sale of the Shares are being registered under the Securities Act pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-263618), which was filed with the Securities and Exchange Commission on March 16, 2022 and declared effective on March 28, 2022 (the “Registration Statement”).

We have reviewed the ATM Agreement, the Registration Statement, and the prospectus, dated March 28, 2022, as supplemented by a prospectus supplement dated April 1, 2022, with respect to the offer and sale of the Shares, as filed with the Securities and Exchange Commission on April 1, 2022. We have also reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued and sold by the Company pursuant to the terms of the ATM Agreement and upon receipt by the Company of full payment therefor in accordance with the ATM Agreement, will be validly issued, fully paid and non-assessable.

Our opinion is expressed only with respect to the applicable statutory provisions of the Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts and applicable provisions of the Nevada Constitution. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof related to the offering of the Shares. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely yours,

/s/ Laura E. Anthony
Laura E. Anthony,
For the Firm

625 N. FLAGLER DRIVE, SUITE 600 ● WEST PALM BEACH, FLORIDA ● 33401 ● PHONE: 561-514-0936 ● FAX 561-514-0832